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                                                                    Exhibit 12.1

         [LETTERHEAD OF SUNPOINT SECURITIES INCORPORATED APPEARS HERE]


April 14, 1999

Carmela Davis-Goodman, CPA
714 North High Street
Longview, TX 75601

Dear Carmela,

Sunpoint Securities, Inc. did not receive a letter from you prior to the end of fiscal 1997 upon replacement of the accountant to perform the firm audit. The securities industry requires a disclosure from the firm's prior accountant that there were no outstanding issues or disagreements causing such change of accountant.

As you may remember, Sunpoint Securities, Inc. achieved self-clearing status on June 2, 1997. Contingent upon regulatory approval for this change in status was the firm's agreement to obtain an accounting firm with prior experience auditing self-clearing broker/dealers. Of course, we had to go to Dallas to obtain this level of industry specialization.

The firm chosen to audit Sunpoint Securities was Cheshier & Fuller, LLP, Certified Public Accountants and Consultants, 14175 Proton Road, Dallas, Texas 75244-3692. Indeed, this firm has conducted the 1997 and 1998 audit for Sunpoint Securities.

Sunpoint Securities, Inc. has become publicly traded and large enough to require filing of SEC Form 10. In compiling documents for this extensive disclosure, I realized that the required letter from you is missing. I know you are busy, but this is crucial for our disclosures, and timing is important.

Thank you so much for your prompt response.

Yours truly,


/s/ Mary Ellen Wilder
Mary Ellen Wilder
Executive Vice President


I, Carmela Davis - Goodman CPA, served as auditor for Sunpoint Securities, Inc. for the fiscal 1995 and 1996 annual audit. I understand that the 1997 audit was performed by a firm which specializes in the securities industry as required by Sunpoint's regulators and that the change in accountant was not due to any disagreement or outstanding issues relating to audits performed by me.

   5/6/99                  /s/ Carmela Davis
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Date                     Signature

cc:  Jeff Cheshier, Cheshier & Fuller LLP